Exhibit 10.6

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS IN WHICH THE HOLDER HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE.

SENIOR SECURED PROMISSORY NOTE

$400,000

Issue Date: As of June 3, 2011

FOR VALUE RECEIVED, EGAMES, INC., a Pennsylvania corporation with an address of 2000 Cabot Boulevard West, Suite 110, Langhorne, PA 19047 (the “Company”) hereby promises to pay to the order of Fertilemind Capital Fund I or its successors, assigns and legal representatives (the “Holder”), at 405 Lexington Avenue, Suite 2600, New York, NY 10174, or at such other location as the Holder may designate from time to time, the aggregate principal sum of Four Hundred Thousand Dollars ($400,000), in lawful money of the United States of America, together with interest thereon at a rate of twenty-four percent (24%) per annum (the “Interest Rate”).

1. Maturity. Unless prepaid by the Company pursuant to and in accordance with Section 2 hereof, this Note shall mature on June 3, 2014 (the “Maturity Date”). On the Maturity Date, unless otherwise prepaid in accordance with the provisions hereof, one hundred (100%) of the then outstanding principal balance and any accrued but unpaid interest due and owing on the Note shall be immediately paid by the Company to the Holder.

2. Method of Payment. The Company shall by entering into an amendment (the “First Amendment”) to the Visicom Agreement (as defined below) on the Issue Date instruct Visicom Media Inc. (“Visicom”) to pay directly to Holder all revenues generated pursuant to that certain Yahoo-Enabled Partner Toolbar Agreement dated April 4, 2007 by and between Visicom and the Company (as amended on the date hereof pursuant to the First Amendment to, among other things, add the Holder as a party thereto, collectively with the First Amendment, the “Visicom Agreement”), which payments shall be made by wire to the Holder pursuant to the wiring instructions attached as Schedule A to the Visicom Agreement. Such payments from Visicom to Holder shall be applied first to accrued but unpaid interest and then to principal due to Holder under this Note. A copy of the fully executed Visicom Agreement (including the First Amendment) is annexed hereto as Exhibit A. To the extent that any payment due hereunder is not paid or is less than the amount required to be paid hereunder on the date that any such payment is due hereunder, the Company shall pay the amount of any such shortfall within one (1) business day of receipt of notice of such shortfall by the Holder.

3. Calculation and Payment of Interest.

(a) This Note shall bear interest (“Interest”) at a rate equal to twenty-four percent (24%) (the “Interest Rate”) per annum on a 360-day year basis. Interest shall be payable monthly in arrears, compounding daily through and including the last day of each calendar month, with the first interest payment being due on July 3, 2011, and continuing on the third day of each and every succeeding month until all amounts owed under the Note shall have been fully repaid. The Note shall be payable in full on the earlier of (i) the Maturity Date, and (ii) the Prepayment Date (as defined in Section 4 hereof, as the case may be.

(b) The Company agrees that upon the occurrence and during the continuation of an Event of Default, whether or not the Holder has accelerated payment of this Note, and after judgment has been rendered on this Note and after the Maturity Date, the unpaid principal on this Note shall bear interest to the Holder at an annual rate of thirty (30%) percent and the Holder shall be entitled to any and all attorneys’ fees, costs and expenses incurred in the collection of the amount of non-payment on the Note and any accrued but unpaid interest thereon.

(c) All payments to be made by the Company hereunder or pursuant to the Note shall be made, without setoff or counterclaim, in lawful money of the United States and in immediately available funds.

(d) In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

4. Prepayment. Except for payments of principal made under Section 2 of this Note, all or any portion of the principal amount of the Note may be prepaid by the Company, commencing at any time after July __, 2012, on or after the third (3rd) business day (the “Prepayment Date”) following receipt by Holder of written notification from the Company of the Company’s intent to prepay the Note. Upon notice of prepayment being given by the Company, the Company covenants and agrees that it will pay the prepayment amount set forth in such notice, on the date fixed for prepayment in such notice, together with interest accrued and unpaid thereon to the date fixed for such prepayment and together with any applicable costs and expenses of which Company has notice, all as a condition to such prepayment. Interest, however, shall not stop accruing until the day following the day all such interest is actually received by the Holder.

5. Affirmative Covenants. The Company agrees that so long as any amounts payable under the Note remain unpaid, the Company shall:

(a) Promptly pay and discharge all taxes, assessments and governmental charges or levies imposed upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith, by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with United States generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested.

(b) Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company.

(c) At all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business.

(d) At all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Holder or its agents.

(e) Pay all taxes imposed upon them or any of their properties or assets or with respect to any of their franchises, businesses, income or property before any penalty accrues thereon.

(f) Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which the Company is not doing business of may hereafter be doing business, except where the failure to comply would not have a material adverse effect on the Company.

(g) Do everything in its power as requested by the Holder to preserve and protect the property covered by the Agreement (as such term is defined below).

(h) The Company shall use the net proceeds from the sale of this Note to pay reasonable and necessary expenses related to its acquisition and development of the proposed Heyday property and the operation of its business. Notwithstanding anything to the contrary provided herein or elsewhere, no net proceeds from the sale of this Note shall be used to pay back salaries and/or make any other payments to affiliates of the Company.

6. Sale-Leaseback Agreement. The Indebtedness (as such term is defined in Section 7 below) evidenced by this Note and the obligations created hereby and thereby are secured pursuant to a Sale-Leaseback Agreement entered into by and between the Holder and the Company and dated of even date herewith (the “Agreement”). The Company represents and covenants that the grant of the security interest pursuant to the Agreement is and shall remain while any Indebtedness under the Note is outstanding (including, but not limited to principal and accrued but unpaid interest thereon), senior in all respects to all other security interests of the Company and/or its Subsidiaries with regard to all Company and/or its Subsidiaries’ assets and is not and shall not be subordinated to any other security interest or guaranty of any other party.

7. Seniority and Liquidation Preference.

(a) The Note will be senior in all respects to all Indebtedness of the Company and their Subsidiaries including, but not limited to any subordinated debt. For purposes of this Note, the term “Indebtedness” shall mean all of the following, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing or arising, or due or to become due: all liabilities for borrowed money, obligations, advances, debts, guaranties, endorsements, covenants, duties of the Company and its successors and assigns to the Holder and its successors and assigns.

(b) Any issuance of commercial debt, bank debt, or any other form of financing that would rank senior and/or pari passu to the Note is prohibited. The Company, however, may issue senior financing to the Indebtedness if the proceeds of such financing are used to pay off the outstanding principal balance of the Note at 115% of the principal amount outstanding at that time.

(c) In the event of any liquidation or winding up of the Company, the Note will be accelerated and entitled to receive in preference to all other claim holders of the Company an amount equal to 115% of the principal amount outstanding plus all accrued but unpaid interest.

(d) In the event of a merger, sale of substantially all of the assets of the Company, or other change of control, the Note will be accelerated and entitled to receive in preference to all other claim holders of the Company an amount equal to 115% of the principal amount outstanding plus all accrued but unpaid interest thereon through the date of payment.

8. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a) The Company shall fail to pay any payments due under the Note including, but not limited to, any principal amount of this Note and any accrued interest thereon, on the date that any such payment is due;

(b) The Company shall fail to pay any other amount under this Note when due and payable (whether at the maturity date therefor, upon acceleration or otherwise);

(c) Other than payment defaults set forth in Section 8(a) and/or Section 8(b) of this Note, if (i) there shall have occurred and be continuing for a period of three (3) business days a breach (including, but not limited to any representation, warranty, agreement and/or covenant) by the Company of any provision of this Note, the Agreement, the Warrant issued by the Company to the Holder in connection herewith and/or any ancillary document (collectively, the “Transaction Documents”), and (ii) the Company has not been given a notice of a breach of the same provision of any Transaction Document within the preceding twelve (12) months, then such default may be cured (and no Event of Default will have occurred) if the Company, after receiving written notice from Holder demanding cure of such default or an Event of Default caused by any such breach: (1) cures the default within five (5) business days; or (2) if the cure requires more than five (5) business days, immediately initiates steps which Holder deems, in Holder’s sole discretion, to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical and Holder provides Company an express written consent to cure the default and the number of days the Company has to cure the default.(d) Any representation or warranty made by the Company in any Transaction Documents shall have been untrue or misleading when made and/or any covenant made by the Company herein is false or misleading at any time;

(d) The Company is in default under, or in breach of, the provisions of the Visicom Agreement or any agreement with any party other than the Holder.

(e) Judgment in an amount of $50,000 or more is entered against the Company;

(f) Unless expressly consented to in writing by Holder, the Company shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or the Company shall adopt a plan of liquidation or dissolution or agree to do any of the foregoing;

(g) The Company shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Company; , or the Company has made a general assignment for the benefit of creditors; or the Company files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within ninety (90) days after the commencement of any proceeding against the Company seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Company or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within ninety (90) days after the expiration of any such stay, such order or appointment shall not have been vacated (collectively, “Insolvency Events”).

Upon the occurrence of any Event of Default and during its continuation as provided hereunder, the Holder may, at its option, declare all amounts due hereunder to be due and payable immediately and, upon any such declaration, the same shall become and be immediately due and payable. If an Insolvency Event occurs with respect to the Company, then all amounts due hereunder, shall become immediately due and payable without any declaration or other act on the part of the Holder. Upon the occurrence of any Event of Default and during its continuation as provided hereunder, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including but not limited to those remedies set forth in the Agreement. If an Event of Default occurs the Company shall pay to the Holder all of its reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder.

9. Waiver of Presentment, Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

No failure on the part of the Holder hereof to exercise any right or remedy hereunder with respect to the Company, whether before or after the happening of an Event of Default, shall constitute a waiver of any future Event of Default or of any other Event of Default. No failure to accelerate the debt of the Company evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; nor shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by law, by agreement or otherwise; and the Company hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

10. Enforcement Costs. In the case of any Event of Default, the Company shall pay to the Holder all amounts incurred by the Holder due to such Event of Default, including all reasonable attorneys fees and expenses and all costs of collection and enforcement.

11. Amendment; Waiver. Any term of this Note may be amended or waived only upon the written consent of the Company and the Holder. No such waiver or consent on any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

12. Transfers. The Holder shall have the right to transfer this Note or any interest herein in any transaction meeting the requirements of applicable securities laws. The Company shall not have the right to transfer any of its obligations hereunder without the Holder’s express prior written consent.

13. Binding Effect, Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Note shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

14. Fees and Expenses. The Company shall pay all fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Note and the other Transaction Documents including, but not limited to, the reasonable legal fees of the Holder’s legal counsel, as well as its own fees and expenses, including but not limited to the fees and expenses of each such parties’ advisors, counsel, accountants and other experts, if any, and all other expenses incurred in connection therewith.

15. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at their addresses set forth above.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Note has been duly executed by the parties hereto as of the date set first above written.

COMPANY:
eGames, Inc.

By:	/s/ Gerald W. Klein
	Name:	Gerald W. Klein
	Title:	Chief Executive Officer

HOLDER:
Fertilemind Capital Fund I

By:	Fertilemind Management, LLC

By:	/s/ Aram Fuchs
Name:	Aram Fuchs
Title:	Managing Member